EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 12th day of July, 1999, by and between Lawrence O'Toole, residing at 424 Main Street, Norwell, Massachusetts, 02061, ("Executive"), and SLM Holding Corporation, a corporation organized and existing under the laws of the State of Delaware ("SLM").

            WHEREAS, as of the date hereof, the Student Loan Marketing Association, a federally chartered corporation ("SLMA") and a wholly owned subsidiary of SLM Holding Corporation, a Delaware corporation ("SLM") has entered into a Stock Purchase Agreement with Nellie Mae Corporation, a Delaware corporation ("NMC") whereby SLMA will purchase all of the issued and outstanding stock of NMC.

            WHEREAS, in connection with the Stock Purchase Agreement, SLM desires to have Executive employed by one of its principal subsidiaries, Sallie Mae, Inc. (the "Company"), and Executive desires to be employed by the Company for a period of time in the future upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

            1. EMPLOYMENT AND TERM. The Company hereby agrees to employ Executive and Executive hereby agrees to accept employment with the Company as Executive Vice President for a period commencing on the date of the closing of the purchase and sale of the NMC shares provided for in the Stock Purchase Agreement and continuing through June 30, 2002 unless sooner terminated pursuant to Section 11 hereof (the "Term"). This Agreement is contingent on the closing of the Stock Purchase Agreement between SLMA and NMC. In the event the closing does not occur, this Agreement shall be deemed null and void. During the Term, Executive will have the titles of Executive Vice President of SLM and President and Chief Executive Officer of Nellie Mae Corporation. If Executive continues to be employed after the Term, Executive's status shall be that of an at will employee, except that Sections 5, 6, 9, 10, 11.3, 23 and 24 of this Agreement shall remain in effect for so long as Executive is employed by the Company or thereafter in accordance with the provisions of said Sections.

            2. DUTIES. During the Term, Executive shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as Executive Vice President. Executive agrees to assume such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Board of Directors and the Chief Executive Officer of SLM.

            3. OTHER BUSINESS ACTIVITIES. Executive shall devote substantially all of his full business time and energies to the business and affairs of the Company provided, however, that nothing contained in this Paragraph 3 shall be deemed to prevent or limit his right to: (i) own not more than one percent (1%) of the securities of a company that is publicly traded on a securities exchange or over-the-counter market, provided that Executive does not otherwise have any relationship with such company; (ii) make passive investments in the securities of any entity not engaged in a competing business with SLM or any of its affiliates and with respect to which he is not obligated or required to, and which he does not in fact, devote any substantial efforts which interfere with his fulfillment of his duties hereunder; (iii) subject to the prior approval of the Board of Directors of SLM, to serve as a member on the Board of Directors, Board of Trustees or other similar body of other corporations, trade associations, professional associations or entities; and (iv) subject to the prior approval of the President of the Company, to serve as a member on the Board of Directors, Board of Trustees or other similar body of charitable and community organizations or entities provided that, in any event, Executive may continue to serve as a member on boards of which he is currently a member, as identified on SCHEDULE 1 hereto.

            4. COMPENSATION. The Company shall pay Executive, and Executive hereby agrees to accept as compensation for all services rendered hereunder, a salary at the annual rate of $400,000 (the "Base Salary"). The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law to be withheld by the Company or which are requested to be withheld by the Company or which are requested to be withheld by Executive, and which shall be withheld and paid in accordance with the Company's normal payroll practice for its similarly-situated executives from time to time in effect. The Base Salary will be increased at the discretion of the Compensation Committee of SLM's Board of Directors effective as of each January 1, during the Term of the Agreement. In addition to the Base Salary, Executive shall participate in the Company's Management Incentive Plan ("MIP") subject in all respects to the terms and conditions of the MIP which currently provides for a bonus to Executive Vice Presidents of up to 300% of Base Salary if specified individual and corporate performance goals are achieved. For purposes of Fiscal Year 1999, the individual performance goals and corporate performance goals are weighted equally in determining the bonus for Executive Vice Presidents. Further, on the closing date of the Stock Purchase Agreement, the Company shall pay Executive a signing bonus of Six Hundred Fifteen Thousand Seven Hundred Dollars ($615,700) less applicable withholding taxes.

            5. STOCK OPTION GRANT. (a) On the closing date of the Stock Purchase Agreement, Executive will receive stock options for a total of 270,000 shares of common stock (the "Price 1 Stock Options") subject in all respects to the terms and provisions of the SLM Holding Corporation Management Incentive Plan and the Company's stock option agreement thereunder. The option price will be $43.3125 per share, the closing price of the stock on May 20, 1999 (the "Price 1 Grant Date"). Provided that at the time Executive remains employed by the Company, one-third of the Price 1 Stock Options, rounded to the nearest whole share (i.e., options exercisable for 90,000 shares), shall first become exercisable on the first anniversary of the Price 1 Grant Date; an additional one-third of the Stock Options, rounded to the nearest whole share (i.e., options exercisable for 90,000 shares) shall first become exercisable upon the later of the first anniversary of the Price 1 Grant Date and SLM's stock price reaching a closing price of at least $57.14 a share for five days; and the final one-third of the Stock Options (i.e., options exercisable for 90,000 shares) shall first become exercisable upon the later of the first anniversary of the Price 1 Grant Date and SLM's stock price reaching a closing price of at least $71.43 a share for five days. Notwithstanding the foregoing, all such Stock Options shall immediately become fully exercisable upon the eighth anniversary of the Price 1 Grant Date, provided that at the time Executive remains employed by the Company.

            (b) On the closing date of the Stock Purchase Agreement, Executive will receive stock options for a total of 60,000 shares of common stock (the "Price 2 Stock Options") subject in all respects to the terms and provisions of the SLM Holding Corporation Management Incentive Plan and the Company's stock option agreement thereunder. The option price will be $41.1875 per share, the closing price of the stock on May 26, 1999 (the "Price 2 Grant Date"). Provided that at the time Executive remains employed by the Company, one-third of the Price 2 Stock Options, rounded to the nearest whole share (i.e., options exercisable for 20,000 shares), shall first become exercisable on the first anniversary of the Price 2 Grant Date; an additional one-third of the Stock Options, rounded to the nearest whole share (i.e., options exercisable for 20,000 shares) shall first become exercisable upon the later of the first anniversary of the Price 2 Grant Date and SLM's stock price reaching a closing price of at least $57.14 a share for five days; and the final one-third of the Stock Options (i.e., options exercisable for 20,000 shares) shall first become exercisable upon the later of the first anniversary of the Price 2 Grant Date and SLM's stock price reaching a closing price of at least $71.43 a share for five days. Notwithstanding the foregoing, all such Stock Options shall immediately become fully exercisable upon the eighth anniversary of the Price 2 Grant Date, provided that at the time Executive remains employed by the Company.

            6. PERFORMANCE SHARES. On the closing date of the Stock Purchase Agreement, Executive will receive a grant of 50,000 shares of Performance Stock pursuant to the MIP (the "First Grant"), subject to all of the terms and conditions listed below. Further, Executive will receive grants of 50,000 shares of Performance Stock respectively on each of January 1, 2000 (the "Second Grant") and January 1, 2001 (the "Third Grant") pursuant to the MIP and subject to all of the terms and conditions below.

            - All of the shares of Performance Stock shall be subject to forfeiture and shall not be transferable except as provided pursuant to these terms and conditions, which such terms and conditions are intended to meet the applicable requirements for "Qualifying Performance Criteria" listed in Section 10.2 of the MIP, including subsection (n).

            - Provided that at the time Executive remains employed by the Company, one-third (16,667) of the shares of each grant of the Performance Stock shall become vested and transferable and cease to be subject to forfeiture on the date Nellie Mae Corporation has originated $250 million aggregate principal amount of FFELP loans (including PLUS) during the period beginning May 20, 1999 (the "Effective Date"); an additional one-third (16,667) of the shares of each grant of Performance Stock shall become vested and transferable and cease to be subject to forfeiture on the date Nellie Mae Corporation has originated $500 million aggregate principal amount of FFELP loans (including PLUS loans), on a cumulative basis, during the period beginning on the Effective Date; and an additional one-third (16,666) of the shares of each grant of Performance Stock shall become vested and transferable and cease to be subject to forfeiture on the date Nellie Mae Corporation originates on a cumulative basis $750 million aggregate principal amount of FFELP loans (including PLUS loans) during the period beginning on the Effective Date. If on the date of the Second Grant or Third Grant, any of the origination targets referred to above have already been achieved, the Performance Stock granted on such date shall become immediately vested and transferable and no longer subject to forfeiture as of such date to the same extent the Performance Stock issued in the First Grant has vested.

            - Unless previously vested pursuant to the foregoing provisions, all of the Performance Stock then granted shall become vested and transferable and cease to be subject to forfeiture upon a "Change of Control" as that term is defined in Section 12.2 of the MIP. In addition to the foregoing acceleration of vesting, Executive shall receive a payment in an amount equal to the number of shares of the Second Grant and Third Grant not yet granted times the closing price of SLM common stock immediately preceding the Change of Control.

            - Unless previously vested pursuant to the foregoing provisions, all of the Performance Stock then granted shall become vested and transferable and cease to be subject to forfeiture in the event of death, disability or involuntary termination other than for gross misconduct as defined in Section 11.3. In addition to the foregoing acceleration of vesting, Executive shall receive a payment in an amount equal to the number of shares of the Second Grant and Third Grant not yet granted times the closing price of SLM common stock immediately preceding the event of death, disability, or involuntary termination.

            - Unless previously vested pursuant to the foregoing provisions, the Performance Stock shall be forfeited immediately upon Executive's voluntary termination of this Agreement or upon Executive's employment being terminated for gross misconduct as defined in Section 11.3.

            7. PENSION BENEFITS. Executive will be entitled to participate in the SLM Employees' Pension Plan and Supplemental Pension Plan (collectively the "SLM Pension Plans") in accordance with the terms of such SLM Pension Plans as they may be amended from time to time. Executive shall be credited with service credit for purposes of vesting equal to his period of service with Nellie Mae Corporation and its predecessors.

Executive will also be credited with employer contributions based on years of service for the proposed cash balance pension plan; Executive will not receive credit for past service with Nellie Mae Corporation and its predecessors for the purpose of benefit accrual prior to the closing under the current Sallie Mae defined benefit pension plan.

            8.          BENEFITS.

            (a) VACATION. Executive shall be entitled to vacation equal to six
(6) weeks in each twelve month period commencing on the date of this Agreement and ending on the first anniversary thereof and each twelve (12) month period thereafter during the Employment Term.

            (b) OTHER BENEFITS. Executive shall be entitled to receive or participate in benefit and welfare plans offered by the Company to its executive officers generally, in accordance with the plan terms, and subject to such modifications and amendments to such plans as may be deemed appropriate by the Company or as may be provided in this Agreement.

            9.          NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

            (a) Executive and SLM acknowledge that Executive will, in the course of his employment, come into possession of confidential, proprietary business and technical information, and trade secrets of the Company and its Affiliates (the "Proprietary Information"). Proprietary Information includes, but is not limited to, the following:


            - BUSINESS PROCEDURES. All information concerning or relating to the way the Company and its Affiliates conduct their business, which is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete (such as Company contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).

            - MARKETING PLANS AND CUSTOMER LISTS. All information not generally known to the public or within the industry or trade in which the Company or its Affiliates compete pertaining to the Company's and its Affiliates' marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.

            - BUSINESS VENTURES: All information not generally known to the public or within the industry or trade in which the Company or its Affiliates operate concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.


            - SOFTWARE. All information relating to the Company's and its Affiliates' software or hardware in operation or various stages of research and development, which are not generally known to the pubic or within the industry or trade in which the Company or its Affiliates compete and the physical embodiments of such information.


            - LITIGATION. Information which is not a public record and is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete regarding litigation and potential litigation matters and the physical embodiments of such information.

            - INFORMATION NOT GENERALLY KNOWN. Any information which (a) is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete, (b) gives the Company or its Affiliates a significant advantage over its or their competitors, or (c) has significant economic value or potentially significant economic value to the Company or its Affiliates, including the physical embodiments of such information.

            (b) Proprietary Information does not include (i) information known to Executive prior to commencement of employment and (ii) information that is generally known in the industry or trade in which the Company and its Affiliates compete.

            (c) Executive acknowledges that the Proprietary Information is a valuable and unique asset of the Company and its Affiliates. Executive agrees that he will not, at any time during his employment or after the termination of his employment with the Company, without the prior written consent of the Company or its Affiliates, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of the Company and/or its Affiliates.

            10.         AGREEMENT NOT TO COMPETE.

            (a) Executive agrees that he shall not compete with the Company or its Affiliates for a period of two (2) years after the termination of Executive's employment with the Company for any reason (the "Restricted Period"). For purposes of this Section 10, "compete" shall mean working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, in the student loan business or on behalf of one or more entities engaged in the student loan business. For purposes of this Agreement, "student loan business" shall mean the business of originating, funding, guaranteeing, buying, selling, servicing or securitizing student loans in the United States. Executive expressly agrees that
(i) the markets served by the Company and its Affiliates are national and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed and (ii) the restrictions set forth in this Section 10 have been designed to be reasonable and are no greater than are required for the protection of the Company and its Affiliates.

            (b) For purposes of this Agreement, the term "Affiliate" shall be deemed to refer to SLM, and any entity (whether or not existing on the date hereof) controlling, controlled by or under common control with the Company.

            11. TERMINATION. Executive's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this
Section 11. Upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 11.

            11.1.       TERMINATION FOR DISABILITY.

            (a) To the extent Executive becomes physically or mentally disabled to such an extent that he is not able to perform the duties provided for pursuant to Section 2 of this Agreement, with or without a reasonable accommodation, for a period of more than 180 days, either consecutively or within any 365-day period ("Disability"), the Company may terminate Executive's employment hereunder.

            (b) If the Company terminates Executive's employment during the Term due to a Disability,

Executive will be entitled to receive whatever benefits are available to him under any disability benefit plan(s) applicable to him at the time of such termination, all accrued but unpaid (as of the effective date of such termination) Base Salary and benefits, and the payments set forth in Section
11.3. In addition, the Stock Option and Performance Stock shall immediately become fully exercisable and vested and Executive will have one year from the date of Termination under this Section 11.1 to exercise any vested stock options.

            (c) The determination of whether a Disability has occurred will be made by a licensed physician selected by Executive and shall be based upon a full physical examination and good faith opinion by such physician. In the event that the SLM Board of Directors disagrees with such physician's conclusion, the SLM Board of Directors may require that Executive submit to a full physical examination by another licensed physician selected by the SLM Board of Directors and reasonably acceptable to Executive. If the two opinions shall be inconsistent, a third opinion shall be obtained after a full physical examination by a third licensed physician selected by the first two physicians. The third opinion shall be conclusive.

            11.2. TERMINATION BY DEATH. If Executive dies during the Term, the Company shall pay to Executive's executors, legal representatives or administrators the payments set forth in Section 11.3 and all accrued but unpaid (as of the effective date of the termination) Base Salary and benefits. Further, if Executive dies during the Term, the Stock Options and Performance Stock shall immediately become fully exercisable and vested and, Executive's executors shall have one year from the date of Termination under this Section 11.2 to exercise any vested stock options.

Except as specifically set forth in this Section 11.2 or under applicable laws, the Company shall have no liability or obligation hereunder to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive's death, except that Executive's executors, legal representatives or administrators will be entitled to receive any death benefit that may be payable to them as beneficiaries under any insurance policy or other benefits plans in which Executive participates as an employee of the Company and to exercise any rights afforded them under any benefit plan then in effect.

            11.3. INVOLUNTARY TERMINATION; TERMINATION PAYMENTS. The Company may terminate Executive's employment hereunder at any time upon written notice to Executive. In the event of an involuntary termination of employment, other than for gross misconduct, pursuant to the first sentence of this Section 11.3, or in the event Executive's employment is terminated on account of Disability under
Section 11.1 or death under Section 11.2, Executive (or Executive's executors under Section 11.2) shall receive all accrued but unpaid Base Salary and benefits through the effective date of such termination and (i) $4.0 million, if the date of such termination of employment occurs prior to July 1, 2000; (ii) $3.0 million, if the date of such termination of employment occurs on or after July 1, 2000 and prior to July 1, 2001, and (iii) $2.0 million, if the date of such termination of employment occurs on or after July 1, 2001 and prior to June 30, 2002. Further, in the event of an involuntary termination of employment other than for gross misconduct, the Stock Options and Performance Stock shall be immediately vested and exercisable.

            For purposes of this Agreement, "gross misconduct" is defined as (i) the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, (ii) the willful violation by Executive of any material provision of this Agreement, (iii) any material violation of
Section 9 of this Agreement, or (iv) Executive's conviction of a felony.

            11.4        CHANGE IN CONTROL.

            (a) In the event that Executive's employment with the Company terminates for any reason within eighteen months after a Change in Control (as defined in Section 11.4(c) below), Executive shall be entitled to receive the payments set forth in Section 11.3.

            (b)         In the event of a Change in Control as defined in
Section 11.4(c) below, all of the Stock Options and Performance Shares shall be immediately vested and exercisable.

            (c) For purposes of this Agreement, "Change in Control" shall mean an occurrence of any of the following events after the closing date:

               (i) an acquisition (other than directly from SLM) of any voting securities of SLM (the "Voting Securities") by any "person or group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than an employee benefit plan of SLM, immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of SLM's then outstanding Voting Securities or;

              (ii) approval by the stockholders of (1) a merger, consolidation or reorganization involving SLM, unless the company resulting from such merger, consolidation or reorganization (the "Surviving Corporation") shall adopt or assume this Agreement and the Stock Options and either (A) the stockholders of SLM immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) at least a majority of the members of the Board of Directors of the Surviving Corporation were directors of SLM immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (2) a complete liquidation or dissolution of SLM.

            (d) Notwithstanding any provision to the contrary in this Agreement, if any part of the payments provided for under or pursuant to this Agreement (the "Agreement Payments"), together with all payments in the nature of compensation to or for the benefit of Executive under any other arrangement, would if paid constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount payable to Executive under or pursuant to this Agreement in such circumstances shall be subject to the following sentence of this Section 11.4(d). If (i) the value of the Agreement Payments plus the value of all other payments to or for the benefit of Executive that constitute "parachute payments," minus the amount of any excise taxes payable under Code Section 4999 with respect to such payments and the amount of any similar or comparable taxes payable only in connection with a Change in Control, is greater than (ii) the greatest value of payments in the nature of compensation contingent upon a change in control that could be paid at such time to or for the benefit of Executive and not constitute a "parachute payment" (the "Alternative Payment"), then the Agreement Payments shall be payable to Executive; otherwise, only the Alternative Payment shall be payable to Executive.

            11.5 OTHER TERMINATION OF EMPLOYMENT. In the event that Executive's employment with the Company terminates on account of a voluntary termination of employment or in the event Executive's employment is terminated by the Company for gross misconduct as defined in Section 11.3, Executive shall receive only all accrued but unpaid (as of the effective date of such termination) Base Salary, bonus and benefits.

            12. OTHER AGREEMENTS. Executive represents and warrants to the Company that:

            (a) There are no restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Executive's employment hereunder, or would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

            (b) Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or during the Restricted Period as defined in the Agreement Not to Compete by and between Executive and the Company set forth in Section 10 hereof.

            13. SURVIVAL OF PROVISIONS. The provisions of this Agreement set forth in Sections 9, 10, 23 and 24 hereof shall survive the termination of Executive's employment hereunder and the payment of all amounts payable pursuant to this Agreement incident to any such termination of employment.

            14. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon SLM and the Company and its and their successors or permitted assigns and Executive and his executors, administrators or heirs. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. The SLM Board of Directors may assign any or all of its responsibilities hereunder to any committee of the SLM Board, in which case references to the SLM Board of Directors shall be deemed to refer to such committee.

            15. EXECUTIVE BENEFITS. This Agreement shall not be construed to be in lieu of or to the exclusion of any other rights, benefits and privileges to which Executive may be entitled as an executive of the Company under any retirement, pension, profit-sharing, insurance, hospitalization or other plans or benefits which may now be in effect or which may hereafter be adopted.

            16. NOTICES. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 16, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

            (a)         If to Executive:

                        Lawrence O'Toole
                        424 Main Street
                        Norwell, MA  02061

            (b)         If to SLM or the Company:

                        SLM Holding Corporation
                        Sallie Mae, Inc.
                        11600 Sallie Mae Drive
                        Reston, VA  20193
                        ATTENTION:  General Counsel
                        Fax No. (703) 810-7695

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may only be waived in writing by the party entitled to receive such notice.

            17. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive's employment by the Company. This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

            18. WAIVER. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

            19. GOVERNING LAW. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Virginia without reference to the provisions thereof regarding conflicts of laws.

            20. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            21. SECTION HEADINGS. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

            22. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

            23. SPECIFIC ENFORCEMENT; EXTENSION OF PERIOD. Executive acknowledges that the restrictions contained in Sections 9 and 10 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that SLM would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Sections 9 or 10 hereof will cause continuing and irreparable injury to the Company and SLM for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by the Company or SLM to enforce Sections 9 or 10 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, the Company and SLM shall have the right to enforce the provisions of Sections 9 and 10 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to the Company and SLM. In the event that the provisions of Sections 9 or 10 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

            24. ARBITRATION. Any dispute or claim other than those referred to in Section 23, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and SLM or the Company, shall be submitted to Arbitration, in Fairfax County, Virginia, before the American Arbitration Association in accordance with the rules of the American Arbitration Association as the exclusive remedy for such claim or dispute. Executive and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. Judgment on the arbitration award can be entered in any court of competent jurisdiction.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SLM Holding Corporation

By:  /s/ J. PAUL CAREY                               /s/ LAWRENCE O'TOOLE
   ----------------------------------                --------------------------
    J. Paul Carey                                    Lawrence O'Toole






Title: EXECUTIVE VICE PRESIDENT